Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated April 9, 2020, with respect to the consolidated financial statements Trichome Financial Corp. as at and for the years ended December 31, 2019 and 2018, in the Registration Statement on Form F-10 of IM Cannabis Corp. (“IMC”) being filed with the United States Securities and Exchange Commission pertaining to the registration of up to an aggregate of US$250,000,000 of common shares, warrants, subscription receipts, debt securities and units of IMC.

Yours truly,

/s/ MNP LLP

MNP LLP
Chartered Professional Accountants

Licensed Public Accountants

March 31, 2021